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                                                                   EXHIBIT 10.28

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into as of November 17, 1995, by and between Implant Sciences Corporation, a Massachusetts corporation with its principal place of business at 107 Audubon Road, #5, Wakefield, Massachusetts 01880-1246 ("Sellers"), and Falex Corporation, an Illinois corporation with its principal place of business at 2055 Comprehensive Drive, Aurora, Illinois 60505 ("Buyer").

                                    RECITALS

         WHEREAS, Seller owns certain assets more particularly described in this Agreement, including both tangible and intangible property, which property is used by Seller in the manufacturing and sale of certain wear and friction testing equipment (the "Line of Business"); and

         WHEREAS, Seller desires to sell those assets related to the Line of Business which are listed below, and Buyer desires to purchase said assets, for the consideration and on the terms and conditions described herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties agree as follows:

                                   ARTICLE I
                           PURCHASE AND SALE OF ASSETS

         1.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns and delivers to Buyer at Seller's place of business, and Buyer purchases from Seller, all of Seller's right, title and interest in and to all of the following tangible and intangible assets of Seller which are used in or are related to the Line of Business (the "Assets");

         (a)      ISC-100 Data Acquisition Software;

         (b) subject to inspection and acceptance by Buyer, Seller's inventory of parts used in manufacturing Seller's wear and friction testing equipment (the "Equipment"), as such Equipment is listed in Schedule A hereto;

         (c) the printed circuit board designs, wiring harnesses, silk screens and other specialized tooling used in manufacturing the Equipment, as listed in Schedule B hereto;

         (d) the engineering blueprints and wiring diagrams used in manufacturing the equipment;

         (e) all sales and promotional literature and artwork relating to the Equipment;

         (f)      any user or maintenance materials or instruction books;

         (g) photocopies of Seller's customer and vendor files pertaining to the Equipment;
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         (h)      all outstanding open orders, price quotations and/or sales leads relating to the Equipment that have been received by Seller prior to the date of Closing; and

         (i)      all goodwill incident to the Line of Business.

Seller represents that it does not own any trademarks, service marks or patents that are specific to the Line of Business.

         1.2 Software Rights. Buyer hereby grants the Seller the right to use the software purchased herein from Seller in all potential applications, except in the wear testing and friction testing business.

         1.3 Undertaking to Repair and Service. Buyer agrees, upon request by Seller or any of its customers, to perform postwarranty repair or service on Equipment sold by Seller prior to the closing of this Agreement, at a reasonable charge to be determined by Buyer to the customer in light of the time and materials utilized. Buyer shall have sole responsibility for any repair or service necessary on Equipment sold by it, and for the quality of any repair or service made pursuant to the first sentence of this paragraph.

         1.4 Instruments of Transfer. The transfer of the Assets to be transferred to Buyer shall be reflected in such bills of sale, assignments, or other instruments of transfer and assumption as may be necessary to transfer to Buyer full title to the Assets free and clear of all liens, charges, security interests and other encumbrances whatsoever.

         1.5 Payments by Buyer. In consideration of this Agreement, Buyer shall make the following payments to Seller:

                  1.5.1 Cash Payments. Buyer shall make the following payments to Seller, on or prior to the dates indicated: (a) $150,000, on the Closing hereof; (b) $25,000, within ninety (90) days of the date of Closing; and (c) an additional $25,000, within one hundred and eighty (180) days of Closing. The first such payment shall be made by cashier's or certified check.

                  1.5.2. Payment for Inventory. Promptly after the delivery of the two machines referred to in paragraph 5.2 hereof, Buyer shall take delivery of Seller's remaining unused inventory selected by Buyer, and Seller shall bill Buyer in accordance with the amounts shown on its inventory list at Buyer's cost for such inventory. Buyer shall be responsible for the cost of shipping such inventory (including the cost of insurance, if desired).

         1.6 Closing. Closing of this Agreement shall occur at the offices of Seller, thirty (30) days after Buyer receives written notification from Seller that Seller is ready to close, but in no event shall Closing be more than sixty
(60) days from the date of this Agreement.

         1.7 Conditions Precedent to Closing. Prior to or promptly following the execution of this Agreement, Buyer shall inspect the engineering blueprints and wiring diagrams to be purchased pursuant to paragraph 1.1(d) hereof. It is the intention of the parties that the blueprints and wiring diagrams to be sold shall be up to date and sufficiently complete to enable persons of ordinary skill and experience in the manufacture of tribology equipment to build those pieces of Equipment which have heretofore been sold and delivered by Seller. As to Equipment which has not heretofore been sold and delivered, Seller will supply only such blueprints and wiring diagrams as actually exist. If, notwithstanding the prior execution of this Agreement, the parties are unable to reach agreement prior to the Closing about the identity or adequacy of the items to be purchased pursuant to this Agreement, either party may, by written notice delivered to the other prior to the Closing, terminate its obligations hereunder without any liability to the other. Buyer acknowledges that, during the pre-Closing period, it will become privy to valuable confidential information of Seller. Buyer agrees that it will maintain the confidentiality of all



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such information during the preclosing period. In the event that Closing does not occur, Buyer shall promptly return all copies of all documents it has received from Seller, will certify to Seller that it has destroyed any notes or other written memorialization of any technical, customer or supplier information received from Seller, and further agrees (i) that it will not at any time thereafter utilize any information obtained from Buyer and (ii) that, for a period of one (1) year after the scheduled Closing date, it will not manufacture any equipment which, had the Closing taken place, would be subject to royalty in accordance with the provisions of paragraph 1.8.3.

         1.8 Post-Closing Royalties on Sale of Equipment. For a period of three
(3) years from the date of Closing, Buyer shall pay Seller twenty-five percent (25%) of its net receipts from the Line of Business transferred pursuant hereto, up to a yearly maximum of $120,000, and for an additional, fourth year Buyer shall pay Seller twelve and a half percent (12.5%) of such net receipts, up to a maximum of $60,000. Without limiting the foregoing, such royalties are due on all items listed on Schedule A hereto, whether sold separately or in conjunction with other equipment sold by Buyer. Royalties shall be due and payable, in the case of domestic sales, thirty (30) days after such receipt of payment. Buyer shall provide Seller with a copy of each purchase order and invoice at or shortly after the time each such order is received and each such sale is invoiced. In the case of export sales, royalties shall be based upon the domestic list price of the item sold as if the item was sold in the United States.

                  1.8.1 Minimum Royalties. For a period of three (3) years from the date of Closing, Buyer shall pay Seller a minimum royalty of $50,000 per year, and for an additional, fourth year, Buyer shall pay Seller a minimum royalty of $25,000. In the event that actual royalty payments made during a year shall not have reached the minimum royalty due, the balance of the minimum royalty shall be due and paid no later than thirty (30) days after each anniversary date of Closing, and each year thereafter in which such situation arises. Actual royalty payments exceeding the minimum due in a particular year may not be credited against minimum royalty obligations of future years.

                  1.8.2 Royalty Certification. Within ninety (90) days of each anniversary of the Closing, Buyer shall provide to Seller, a certification prepared and signed by an independent firm of certified public accountants that Buyer has fully complied with its royalty obligations during the preceding fiscal year, and such certification shall include supporting detail.

                  1.8.3 Effect of Modifications to Equipment. Buyer shall be free to modify the design of any of the Equipment upon the understanding that any such change shall not affect Buyer's royalty obligations hereunder. In addition, the royalty obligations of this Agreement shall apply to future sales by Buyer of pin-on-disk equipment using a tone arm assembly in combination with motor-driven translation of disk track radius. Seller acknowledges that Buyer currently sells its own reciprocating and fretting equipment to its customers; however, the royalty obligations of this Agreement shall also apply to reciprocating and fretting equipment hereafter sold by Buyer if such equipment utilizes the same driving and loading mechanism in combination as the Equipment listed in Schedule A hereto. Royalties shall not be due with respect to items which do not constitute equipment of the type hereinbefore described, but which are sold as optional accessory items thereto, provided that such items are listed, priced and quoted as a separate option.

         1.9 Tax Allocation. Buyer and Seller shall allocate the Purchase Price to broad categories constituting components of the Assets as provided in Schedule C hereto. Each party will report the transactions contemplated in this Agreement in accordance with the agreed upon allocation, except to the extent that modifications are necessary to reflect changes in the Assets between the date hereof and the Closing Date for all federal, state, local and other tax purposes.



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Each party further agrees to cooperate in the preparation of Form 8594 under
Section 1060 of the Internal Revenue Code of 1986, as amended or as may hereafter be amended (the "Code"), and the timely filing of such Form with the Internal Revenue Service.

         1.10 Shipping of Tangible Personal Property. Buyer will pay the cost of shipping the tangible personal property (including the cost of insurance, if desired) F.O.B. Sellers place of business. Seller shall be responsible for getting the tangible personal property ready for shipment.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that:

         2.1 Organization, Corporate Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Massachusetts. Seller has all requisite corporate power and authority to own, operate and/or lease the Assets, to conduct the Line of Business, to execute and deliver this Agreement and any related documents contemplated hereby and to perform its obligations hereunder and thereunder.

         2.2 Authorization of Agreements. The execution, delivery and performance by Seller of this Agreement and any related documents contemplated herein, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by its Board of Directors. This Agreement has been, and each of the related documents will be, at the time of execution, duly executed and delivered by Seller and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors, rights generally, and by equitable principles.

         2.3 No Default or Violation. The execution, delivery and performance of this Agreement and the related documents by Seller do not, and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with any provision of the Articles of Incorporation, as amended, or By-laws of Seller, (b) or as of the date of execution, result in the breach (or an event which, with the giving of notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under, or give rise to a right to terminate, any material indenture mortgage, deed of trust or other agreement or arrangement to which Seller is a party or by which any of the Assets are bound or affected, (c) result in the creation of any lien, charge or encumbrance on the Assets, or (d) violate any statute or law, or any judgment, decree, order, regulations or rule of any court or governmental authority to which Seller is subject or by which any of the Assets are bound or affected.

         2.4 Governmental Approvals, Consents. No approval, authorization, consent, qualification, order or registration, or any waiver of any of the foregoing, or any action of, or any notice, statement or other communication is required to be filed with or delivered to, any governmental entity, instrumentality or regulatory authority (a "Governmental Agency") or any other person for the execution and delivery by Seller of this Agreement or the related documents or the consummation by it of the transactions contemplated herein or therein.

         2.5 Title to Assets. Seller has the right to sell, transfer, and assign all of the Assets to Buyer, and has good title thereto, free and clear of all liens, charges, security interests and other encumbrances whatsoever, except for
(i) potential warranty obligations, (ii) liens for taxes, (iii) imperfections in title, if any, not material in amount, and which individually and in the aggregate do not materially interfere with the conduct of the Line of Business or the use of the Assets. All mechanical personal property and tools sold pursuant to this Agreement are being



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transferred to Buyer "as is"; provided, however, that Seller represents that all such mechanical personal property and tools being transferred are in good working condition.

         2.6 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller which relate to or affect the Line of Business or Seller's ability to perform its obligations hereunder. Neither Seller nor any of its properties is subject to any order, writ, injunction, decree or judgment of any court or Governmental Agency.

         2.7 Compliance with Law. Seller has conducted the Business and operated and used the Assets in accordance with all federal, state and local laws and regulations applicable to the conduct of the Line of Business, and is not in violation of any such laws other than violations which would not have a material adverse effect on the Assets taken as a whole, or on the Line of Business.

         2.8 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of Seller in connection with the negotiation, execution or performance of this Agreement or the related documents, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the transactions contemplated herein.

         2.9 Intellectual Property. Seller is not aware of any claim or any situation that might give rise to a claim by any person that the Software infringes the proprietary rights of such person.

         2.10 No misrepresentation. Neither this Agreement nor any written statement, report or other document furnished or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain, any untrue statement of material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.


                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

         3.1 Organization, Corporate Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois and has all requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and to perform its obligations hereunder and thereunder.

         3.2 Authorization of Agreement. The execution, delivery and performance by Buyer of this Agreement and the related documents contemplated herein, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and any related documents will, at the time of execution, be duly executed and delivered by Buyer and constitute, or will, when so delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors, rights generally and by equitable principles.

         3.3 No Default or Violation. The execution, delivery and performance by Buyer of this Agreement and the related documents to which it is a party do not, and the consummation of the transactions contemplated thereby will not: (a) conflict with any provision of the Certificate of Incorporation, as amended, or By-laws of Buyer, (b) result in the breach (or an event which, with the giving of notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under, or give rise to a right to terminate, any material indenture, mortgage, deed of trust of other agreement or arrangement to which Buyer is a party,



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or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court of governmental authority to which Buyer is subject.

         3.4 Governmental Approvals; Consents. No approval, authorization, consent, qualification, order or registration, or any waiver of any of the foregoing, or any action of, or any notice, statement or other communication is required to be filed with or delivered to, any Governmental Agency or any other person for the execution and delivery by Buyer of this Agreement and the related documents contemplated herein or the consummation by it of the transactions contemplated herein and therein.

         3.5 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other person or firm engaged by or acting on behalf of Buyer in connection with the negotiation, execution or performance of this Agreement and the related documents, is or will be entitled to any brokerage or finder's or similar fees or other commission as a result of this Agreement or the transactions contemplated herein.


                                   ARTICLE IV
                               SELLER'S COVENANTS

         4.1 Non-Competition. Seller, and its employees Anthony J. Armini and Stephen N. Bunker, each agree and covenant, that, for a period of ten (10) years after the execution of this Agreement, it or he will not compete with Buyer in connection with (i) the manufacture or sale of wear testing, friction testing or other tribology equipment, or (ii) the performance of commercial wear testing or friction testing services. This covenant does not extend to, and shall not bar Seller, Armini or Bunker from performing, research and/or development services relating to wear testing or friction testing; provided, however, that Seller, Armini and Bunker shall not knowingly transfer wear testing or friction testing machine designs to a commercial competitor of Buyer or any customer or potential customer of Buyer.

         4.2 Customer Inquiries. At all times after the execution hereof, Seller shall inform Buyer of all inquiries from potential customers concerning the possible purchase of Equipment. In this connection, Seller shall provide Buyer with the name and address of each such potential customer and the substance of each such inquiry. Seller shall refer each potential customer who shall make any such inquiry to Buyer.

         4.3 Manufacturing Training and Support. Seller will provide to Buyer two (2) weeks of training with respect to manufacturing and operating procedures for the Equipment for no more than two (2) employees of Buyer at one time. Such training shall be scheduled at a time mutually convenient to Seller and Buyer, but shall be completed no later than six (6) months from the date of Closing. Buyer shall bear the travel and living expenses of the employee(s) being trained. Seller shall also provide reasonable telephone support to Buyer in connection with manufacturing or operating issues, for a period of one (1) year from the completion of such training.

         4.4 Software and Support. Seller will provide to Buyer one (1) week of training with respect to the Software. Such training shall be scheduled at a time mutually convenient to Seller and Buyer, but shall take place within six
(6) months from the date of Closing. Buyer shall bear the travel and living expenses of the employee(s) being trained. Seller shall also provide reasonable telephone support to Buyer in connection with issues pertaining to the Software, for a period of one (1) year from the completion of such training.

         4.5 Preservation of Confidentiality. For a period of four (4) years from the date of this Agreement, the parties agree to treat all Confidential Information (as defined below) of Seller or the Line of Business, as confidential, to preserve the confidentiality thereof and to not disclose any Confidential Information, except disclosures made in the ordinary course of the Line



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of Business to individuals and entities who need to know such confidential information in connection with the conduct of the Business. The parties shall use all reasonable efforts to cause their customers, vendors and representatives to treat all Confidential Information as confidential in accordance with this paragraph, to preserve the confidentiality thereof and to not disclose any Confidential information. As used in this Agreement, "Confidential Information" means any and all technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto normally treated as confidential and proprietary by Seller in the ordinary course of the Line of Business consistent with past practice, together with all analyses, compilations, studies or other documents, records or data prepared by Seller or Buyer or their respective representatives, as the case may be, which contain or otherwise reflect or are generated from such information, or which are generated in connection with the transactions contemplated herein at any time before or after the Closing.

                                   ARTICLE V
                                BUYER'S COVENANTS

         5.1 Best Efforts. Buyer agrees and covenants that, for a period of four
(4) years from the date of Closing, it will use its best efforts to promote and maximize the sales of the Equipment included in the Line of Business transferred hereby; however, Buyer shall have sole discretion in determining the best methods for promoting and maximizing the sales of the Equipment.

         5.2 Covenants to Purchase. Buyer covenants to purchase from Seller, no later than one (1) year from the date of Closing, two (2) ISC pin-on-disk machines, at a price equal to 75% of Seller's current list price for such products at the time of Closing. Such machines shall be sold F.O.B. Seller's place of business in Wakefield, Massachusetts, and shall be delivered no more than sixty (60) days from receipt of a written order therefor. Buyer shall issue releases to Seller for such products as soon as it receives customer orders therefor, but its obligation to purchase such machines within one year is unconditional. The purchase price shall be due and payable within forty-five
(45) days from date of invoice by Seller. No royalties shall be due upon the resale of such machines by Buyer.

         5.3 Options to Purchase. Seller agrees that Buyer shall have the option, exercisable within one (1) year from the date of Closing, to purchase from Seller (1) an ISC-600PC reciprocating tribometer, (2) an ISC-700PC fretting tribometer, and/or (3) an ISC-800PC contact resistance probe, at a price equal to 75% of Seller's current list price for such products at the time of Closing. Such machines shall be sold F.O.B. Seller's place of business in Wakefield, Massachusetts, and shall be delivered no more than ninety (90) days from receipt of a written order therefor. In order to fulfill such orders, Seller shall be entitled to retain such tooling as is necessary to do so, but shall transfer such tooling to Seller at the same time as it transfers the remaining inventory as provided in paragraph 1.5.2 above. If Buyer exercises an option hereunder after the tooling and remaining inventory has been transferred, it shall make the same available to Seller for use in fulfilling the order(s). No royalties shall be due upon the resale of such machines by Buyer.

         5.4 Seller's Right to Purchase Equipment. For a period of two (2) years after the date of Closing, Seller shall have the right to purchase Equipment from Buyer for the sole purpose of allowing Seller to fill orders resulting from Sellers two (2) distributor agreements in Germany and Denmark. Seller agrees to terminate these two agreements as soon as legally possible but until said agreements are terminated Buyer agrees to sell to Seller such equipment as required to complete these orders at Buyer's domestic price list less 25%. Any discounts granted to Seller



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pursuant to this paragraph will be credited towards Buyer's minimum royalty obligation for the year in which they are given. Payment to Buyer for these orders shall be due within sixty (60) days of the date of the invoice from Buyer to Seller. Seller's resale of any equipment so purchased shall not be deemed to violate the non-competition provisions of this Agreement.

                                   ARTICLE VI
                             CONDITIONS OF PURCHASE

         6.1 Conditions to Obligations of Buyer. The obligations of Buyer to effect the closing are subject, at the option of Buyer, to the satisfaction (at or before the Closing) or written waiver of each of the following conditions:

                  6.1.1 Representations, Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall be true at the Closing Date in all material respects with the same effect as though made at such time.

                  6.1.2 Instruments of Conveyance and Transfer. Seller shall have delivered to Buyer appropriate instruments of transfer, conveyance, sale and assignment in respect of the Assets, consisting of such bills of sale, assignments, and or other documents as may reasonably be requested by Buyer at least fourteen (14) days prior to the Closing Date.

                  6.1.3 Seller's Representations as to Blueprints and Diagrams. Seller represents that the blueprints and diagrams being transferred in this Agreement are sufficient to enable persons of ordinary skill and experience in the manufacture of tribology equipment to build the item or items described in such blueprints and diagrams.

                  6.1.4 Buyer's Approval. Buyer's inspection and approval of all assets being purchased pursuant to this Agreement. However, Buyers approval of the blueprints and diagrams at Closing shall only mean that the Buyer acknowledges receipt of said blueprints and diagrams but shall not mean that Buyer acknowledges that those blueprints and diagrams are fit for the purpose intended, namely, being able to build the equipment shown on the blueprint or diagram. Buyers approval of the blueprints and diagrams can only be made after Buyer is able to determine in practice whether or not these blueprints and diagrams enable them to build the equipment. However, it shall be conclusively presumed that said blueprints and diagrams are acceptable to Buyers if no written notification to the contrary is made to Seller within two (2) years of the Closing Date.

         6.2 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing are subject, at the option of Seller, to the satisfaction (at or before the Closing) or written waiver of each of the following conditions:

                  6.2.1 Representations, Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true and correct at the Closing Date in all material respects with the same effect as though made at such time. Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.


                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, agents and assigns from and against any and all claims, demands, costs, expenses or liabilities (including, without limitation reasonable attorney's fees) of any kind or nature (collectively, "Losses"), directly or indirectly, as a result of, or based upon or arising from:

                  7.1.1 any breach of any representation, warranty or covenant of Seller made in this Agreement;



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                  7.1.2 Seller's conduct of the Business prior to the Closing
Date;

                  7.1.3 all Losses resulting from the assertion of claims made against the Assets sold hereunder or against Buyer by creditors of Seller under any applicable bulk transfer law, including, but not limited to, the bulk transfer provisions of the Uniform Commercial code of any state, or any similar statute, with respect to the transactions contemplated hereby.

         7.2 Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) any breach of any representation, warranty or covenant of Buyer made in this Agreement or (ii) Buyer's ownership or operation of the Line of Business or its sale of Equipment or Software or its use or disposition of the Assets after the Closing. This paragraph 7.2 is not intended to create an obligation on the part of Buyer to indemnify Seller against the consequences of Seller's own acts or omissions.

         7.3 Procedure.

                  7.3.1 Notice of Claim. In the event that Buyer or Seller (the "Indemnified Party") shall seek indemnification hereunder, it shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder including the basis of such claim in general terms (including a specific reference to the provision of the this Agreement under which such claim arises), the date such Claim Notice is being sent, and (if then known) the amount or the method of computation of the amount of such claim and (if not then known) the Indemnified Party's reasonable estimate of the anticipated maximum amount of such claim together with the basis of such estimates; provided, that a Claim Notice in respect of any action at law or suit in equity by-or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced. Neither the failure of the Indemnified Party to give notice hereunder, or defects or errors in any notice given, shall relieve the Indemnitor of any indemnity obligation pursuant to this Agreement. However, to the extent that such failure, defect or error actually prejudices the rights of the Indemnitor, the Indemnified Party's rights hereunder may be limited to the extent of such actual prejudice.

                  7.3.2 Amount of Indemnification. After the giving of a Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.

                  7.3.3 Control of Defense. The Indemnitor shall have the right to conduct and control, through counsel of its choosing reasonably acceptable to the Indemnified Party, the defense, compromise or settlement of any third person claim, action or suit against such Indemnified Party as to which indemnification is sought by any Indemnified Party from any Indemnitor hereunder, provided that the Indemnitor (i) has acknowledged and agreed in writing, within 14 days after the giving of a Claim Notice or such shorter period as may be required to avoid any prejudice to the right of the Indemnified Party, that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof and (ii) diligently and timely defends against such claim, action or suit or negotiates for the settlement thereof. In any such case the Indemnified Party, at Indemnitor's expense shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith. The Indemnified Party shall have the right to employ separate counsel in any claim, action or suit and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless
(i) the Indemnitor has agreed in writing to pay such fees and expenses, (ii) the Indemnitor has failed to assume the defense and employ counsel, or (iii) the named parties to any such claim, action or suit (including any impleaded parties) include both the Indemnitor and the Indemnified Party and the Indemnified Party shall have been advised by its counsel that representation of the Indemnitor and the Indemnified Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the Indemnitor shall not have the right to assume the defense of such claim, action or suit on behalf of the Indemnified Party).

         7.4 Term. This Article shall survive the Closing and shall remain in effect as follows: (i) as to any indemnification obligation arising pursuant to
Section 7.1.1, for a period of four (4) years after the Closing, and (ii) as to any indemnification obligation arising pursuant to Sections 7.1.2 or 7.1.3, shall remain in effect indefinitely.

         7.5 Limitation on Certain Claims. Buyer shall not be entitled to recover from Seller for any breach or alleged breach by Seller of any representation or warranty set forth in Section 6.1 for any Losses unless and until the aggregate of all such Losses or claims recoverable by Buyer exceeds Five Hundred Dollars ($500.00). In the event that Buyer shall be entitled to recover from Seller because of a breach of Section 6.1, any amounts owed by Seller to Buyer shall be deducted by Buyer from the Royalties owed by Buyer to Seller.

                                  ARTICLE VIII
                                     GENERAL

         8.1 Amendments; Waivers. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties hereto. No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the party waiving or consenting thereto. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

         8.2 Schedules; Exhibits. Each schedule or exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.

         8.3 Entire Agreement; Absence of Reliance. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties relating thereto. In entering this Agreement, neither party has relied or is relying on any representation, promise, warranty, or statement of fact or opinion by the other party which is not expressly set forth in writing herein.

         8.4 Best Efforts; Further Assurances. Each party will in good faith use its best efforts to cause all conditions to its and the other party's, obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this

Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

         8.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to its principles of conflicts of laws.

         8.6 Expenses and Attorney's Fees. Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated herein, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel. In the event of any action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such action. In the event of any conflict between this provision and the indemnification provisions of this Agreement, the indemnification provisions shall control.

         8.7 Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party except to the extent that a particular action is required by applicable law.

         8.8 Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

         8.9 Notices. Any notice or other communication hereunder must be given in writing and may be (a) delivered in person, (b) transmitted by telex, telecopier or telecommunications mechanism, (c) sent by reputable overnight courier, or (d) mailed by certified or registered mail, postage prepaid, return receipt requested, as follows:

         If to Buyer, addressed to:

                  Falex Corporation
                  2055 Comprehensive Drive
                  Aurora, IL  60505
                  Fax:  (708)  898-7851
                  Attn:  Leslie R. Heardt, President

         With a copy to:

                  Charles M. Jardine, Esq.
                  Jardine & Jardine, Ltd.
                  106 W. Burlington
                  LaGrange, IL  60525
                  Fax:  (708) 352-6185

         If to Seller, addressed to:

                  Implant Sciences Corporation

                  107 Audubon Road, #5
                  Wakefield, MA  01880-1246
                  Fax:  (617) 246-1167
                  Attn:  Anthony J. Armini, President

         With a copy to:

                  Peter B. Ellis, Esq.
                  Foley, Hoag & Eliot LLP
                  One Post Office Square
                  Boston, MA   02109
                  Fax:  617-832-7000

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective: (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 7.8 and an appropriate answer back is received, (ii) if given by certified or registered mail, five days after such communication is deposited in the mails with postage prepaid, addressed as aforesaid, (iii) if given by overnight courier, twenty-four hours after deposit with the courier service, or
(iv) if given by any other means, when actually received at such address.

         8.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

         8.11 Specific Performance. Seller and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

         8.12 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         8.13 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts; and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first written above.

                                           BUYER:

                                           FALEX CORPORATION

                                           By: /s/ L. R. Heerat
                                               -------------------------------
                                           Name: L. R. Heerat
                                               -------------------------------
                                           Title:  Chief Executive Officer
                                               -------------------------------

                                           SELLER:

                                           IMPLANT SCIENCES CORPORATION

                                           By: /s/ A. J. Armini
                                               -------------------------------
                                           Name: A. J. Armini

                                           Title: President

                                           /s/ Anthony J. Armini
                                               -------------------------------
                                           Anthony J. Armini

                                          /s/ Stephen N. Bunker
                                               -------------------------------
                                          Stephen N. Bunker

Schedule A - List of Equipment
Schedule B - List of Fixtures
Schedule C - Tax Allocation

                                   Schedule A

                  Equipment/Software Subject to this Agreement

                                                                                                        CURRENT
MODEL                                                                                                 SELLING PRICE
-----                                                                                                 -------------
1.    ISC-100             Data Acquisition Software                                                   [Redacted text]
                          A vertically rolling chart recorder for a PC which
                          acquires and stores data from a tribometer.  To include
                          version 3.3 (July '95) and version 4.0 (July '95)

2.    ISC-200PC           Pin-on-Disk Tribometer (see attached Product                                [Redacted text]
                          Brochure)

3.    ISC-225PC           High Speed Pin-on-Disk Tribometer RPM:
                          50 to 5000
                          (All other features consistent with ISC-200PC model)

4.    ISC-250PC           High Load Pin-on-Disk Tribometer
                          Load: 5g to 10 kg
                          (All other features consistent with ISC-200PC model)

5.    ISC-320PC           Humidity controlled Pin-on-Disk Tribometer                                  [Redacted text]
                          (see attached Product Brochure)

6.    ISC-430PC           Body Temperature Pin-on-Disk Tribometer                                     [Redacted text]
                          (see attached Product Brochure)

7.    ISC-450PC           High Temperature Pin-on-Disk Tribometer                                     [Redacted text]
                          (see attached Product Brochure)

8.    ISC-460PC           Ultra High Temperature Pin-on-Disk
                          Tribometer
                          Temp: RT to 1000(degree)C (All other
                          features consistent with ISC-450PC model)

9.    ISC-500PC           High Vacuum Pin-on-Disk Tribometer                                          [Redacted text]
                          (see attached Product Brochure)

10.   ISC-520PC           High Vacuum/Controlled Humidity Pin-on-Disk                                 [Redacted text]
                          Tribometer (see attached Product Brochure)

11.   ISC-550PC           Vacuum/High Temperature Pin-on-Disk Tribometer                              [Redacted text]
                          (see attached Product Brochure)

                                                                                                              CURRENT
MODEL                                                                                                      SELLING PRICE
-----                                                                                                      -------------
12.      ISC-600PC        Reciprocating Tribometer                                                         [Redacted text]
                          Specifications:
                          (a)      Cycle Frequency:  up to 2 Hz
                          (b)      Stroke Length:  up to 10mm
                          (c)      Normal Load:  up to 1000gm
                          (d)      Friction Coefficient monitoring during testing
                          (e)      Computer data acquisition and display

13.      ISC-700PC        Fretting Tribometer                                                              [Redacted text]
                          Specifications:
                          (a)      Cycle Frequency:  Typical - 8 Hz, Max - 80 Hz
                          (b)      Stroke Length:  Typical - 10-100 [mu]m, Max - 1mm
                          (c)      Normal Load:  Typical - 100 gm, Max - 1000 gm
                          (d)      Friction Coefficient monitoring during testing
                          (e)      Computer data acquisition and display

14.      ISC-800PC        Contact Resistance Probe System for ISC-600PC or                                 [Redacted text]
                          ISC-700PC
                          Specifications:
                          (a)      Contact resistance under variable load to 1kg
                          (b)      Contact resistance measurement to 0.01 ohm
                          (c)      Automated measurement
                          (d)      Automated probe cleaning and Au standard
                                   calibration (on ISC-700PC model)
                          (e)      Computer data acquisition and display


OTHER ACCESSORIES:
Heated fluid recirculation system for Pin-on-Disk Tribometer

                                   SCHEDULE B


                                 [Redacted text]


                                       16